Exhibit 10.1

www.ctscorp.com

June 26, 2015
Mr. Anthony Urban
2627 Cedar Avenue
Geneva, IL  60134
Re:  Transition Agreement
Dear Tony:
This agreement summarizes the arrangements that have been discussed with you concerning your transition from active employment status with CTS Corporation. (hereinafter, “CTS”).
1.	A. Transition Period. Your last day actively worked at CTS will be July 17, 2015. You will be relieved of all job duties and responsibilities related to active employment with CTS, effective July 17, 2015. However, you will continue as a CTS employee, and will be paid your regular salary, subject to applicable federal, state and local withholding, through December 25, 2015. Your employment with CTS will end on December 25, 2015 (your “Termination Date”).
B.            RSU Vesting.  Given that your employment will continue until December 25, 2015, 333 units of Restricted Stock Units (“RSU’s”) in CTS Corporation that were previously granted to you under the applicable CTS Corporation Omnibus Restricted Stock Plan will vest on October 30, 2015.   All your rights to RSU’s in CTS Corporation will be determined by applicable plan rules and the terms of any grant documentation.  Any RSU’s scheduled to vest after your Termination Date will lapse in accordance with plan rules.
C.            MIP Pro-rated.  You will be eligible to receive a pro-rated incentive award under the CTS Management Incentive Plan (“MIP”) equal to six (6) months of the 2015 MIP plan year award if, in accordance with the terms of the MIP, you are otherwise entitled to receive an award.  The award, if any, will be paid at the same time and in the same manner that awards for the 2015 MIP plan year are paid to MIP participants who remain actively employed by CTS, in accordance with the terms of the MIP.
D.            COBRA Eligibility.  Beginning on December 28, 2015, you will be eligible for COBRA continuation of your medical, dental and/or vision insurance coverage, as applicable.  You will receive information regarding COBRA continuation from Ceridian COBRA Services, the COBRA service provider for CTS, following your Termination Date.

Mr. Anthony Urban
June 26, 2015

From and after your Termination Date, you will not participate or be eligible to participate in any employee benefit plans, programs, policies, or arrangements that cover eligible employees of CTS; other than COBRA continuation coverage, as discussed above.  With respect to your participation in any deferred salary savings plans, health and welfare or other employee benefit plans, the terms of such plans shall govern any right or entitlement you and/or any of your beneficiaries have or may have hereunder to the extent required by law.  If you have any unused, earned vacation on your Termination Date, it will be paid to you.
2.	Release
In exchange for the compensation described in this Transition Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, you hereby agree that you, your representatives, agents, estate, dependents, beneficiaries and assigns release and forever discharge CTS and its parent corporation, affiliated corporations, subsidiary corporations, successors, assigns, directors, members, officers, employees and agents, both individually and in their official capacities with CTS (hereinafter, the “Releasees”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts or damages, whether existing or contingent, known or unknown, which arise out of your employment or the termination of your employment with CTS except for claims which relate to your enforcement of CTS' payments and other obligations under this Transition Agreement.  THIS RELEASE IS INTENDED BY YOU TO BE ALL ENCOMPASSING AND TO ACT AS A FULL AND TOTAL RELEASE OF ANY CLAIMS THAT YOU MAY HAVE OR HAVE HAD AGAINST THE RELEASEES. Without limiting the generality of the foregoing, this release includes any claim of discrimination on the basis of race, sex, marital status, sexual preference, national origin, handicap or disability, age, veteran status, special disabled handicap status or any other basis prohibited by law; any claim arising from any express or implied employment contract or covenant of good faith and fair dealing; any claim arising under the Family and Medical Leave Act of 1993; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 USC 3730.
You agree and acknowledge that the payments and benefits set forth in this Transition Agreement, together with payments and benefits previously provided to you by CTS, are the only payments and benefits you will receive in connection with your employment or its termination.  Without limitation of the foregoing, you expressly agree and acknowledge that you will not receive any type of bonus, including but not limited to a management incentive plan (MIP) bonus, retention bonus or payment, in connection with your employment or its termination, other than provided herein.

Mr. Anthony Urban
June 26, 2015

You represent that you understand the foregoing release, that you understand that rights and claims under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and similar state and local anti-discrimination laws are among the rights and claims against the Releasees that you are releasing hereby.
You further acknowledge and agree that you have been encouraged to seek the advice of an attorney of your choice in regard to this Transition Agreement and the Release contained herein.  You represent that you have relied upon the advice of your attorney in entering into this Transition Agreement and, specifically, in agreeing to the Release contained herein, or that you have voluntarily waived the right to seek an attorney’s advice. You hereby understand and acknowledge the significance and consequences of the Release contained herein.  You represent that you fully understand the terms of the Release contained herein and voluntarily accept the terms of the Release contained herein.  You further acknowledge that you have had a sufficient amount of time to consider the terms of this Transition Agreement and of the Release contained herein and to seek independent advice regarding the effect of this Transition Agreement prior to its execution.
3.	Right to Consider/Rescind
In accordance with the provisions of the Older Workers Benefit Protection Act related to claims brought under the Age Discrimination in Employment Act, you understand that you shall have the right to consider whether to accept this Agreement for a period of twenty-one (21) days from the date of this Agreement.  You are also advised to consult with your attorney before signing this Agreement.  You further understand that you shall have the right to rescind (that is, cancel) this Agreement within seven (7) days of signing it to reinstate claims under the Age Discrimination in Employment Act (hereinafter, the “Rescission Period"). To receive the payments and benefits described in Section 1 of this Agreement, you must deliver a fully executed copy of the Agreement to Kieran O’Sullivan, CTS Corporation, 2375 Cabot Avenue, Lisle IL, upon expiration of the above referenced twenty-one (21) day period.
4.	Proprietary Information.
You agree not to use, publish, or otherwise disclose, either directly or indirectly, to any person or corporation any trade secret, confidential, or proprietary information, data, documents or records, including but not limited to site customer lists and product costing and pricing information, of CTS or any such information of others which CTS is obligated to maintain in confidence.  You further agree to abide by any and all

Mr. Anthony Urban
June 26, 2015

proprietary agreements signed by you during your employment with CTS and acknowledge that such agreements remain in full force and effect according to their terms.  In the event of a breach or threatened breach of this Section 5 of the Agreement or of any proprietary information agreement signed by you during your employment with CTS, CTS shall be entitled to injunctions, both preliminary and permanent, enjoining such breach or threatened breach as well as costs in obtaining such relief including attorney’s fees.
5.	Amicable Relationship
Each party to this Transition Agreement wishes to maintain an amicable relationship with the other and agrees not to act inconsistently with the interests of the other party.  Without limitation of the foregoing, you specifically agree that you will not disparage or defame CTS, its directors, shareholders, officers, managers and employees or voluntarily cooperate in any activity or proceeding that is adverse to CTS.  CTS agrees that its official corporate response to any inquiries from prospective employers that may be directed to CTS will be limited to the dates of your employment with CTS, your last position held, and that your separation was voluntary.
6.	Competitive Activity and Non-Solicitation
In exchange for the benefits described in Section two, you agree that you will not, without the prior written consent of CTS, engage in the management of any business enterprise if such enterprise engages in direct competition with CTS for a period of one year from the Termination Date.  In addition, for a period of one year from the Termination Date, you agree that you will not, either alone or in association with others (i) solicit or facilitate any organization with which you are associated in soliciting, any CTS employee or any of its subsidiaries to leave the employ of CTS or any of its subsidiaries; (ii) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which you are associated in soliciting for employment, hire or engagement as an independent contractor, any person who was employed by CTS or any of its subsidiaries at any time during the term of your employment with CTS or any of its subsidiaries; provided, however that this clause shall not apply to any individual whose employment with CTS or any of its subsidiaries has been terminated for a minimum of one year preceding any such solicitation.
7.	Miscellaneous
A.	This Transition Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written, and may not be modified, altered or changed except upon written consent of the parties.

Mr. Anthony Urban
June 26, 2015

B.	This Transition Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflicts of law. The State and Federal Courts of Illinois shall have exclusive jurisdiction over any disputes or controversies that may arise out of or in relation to this Agreement. The parties hereby waive any other venue to which either party might be entitled by virtue of residence, domicile or otherwise.
C.	The payments and benefits afforded you under this Transition Agreement are in lieu of any other compensation, benefit, bonus pay, retention bonus, separation pay, severance pay, or notice pay to which you might otherwise have been entitled.
D.	The waiver by either party of a breach of any provision of this Transition Agreement shall not operate or be construed to be a waiver of any subsequent breach thereof.
E.	It is agreed and understood that neither the offer nor any negotiations or proceedings connected herewith nor the execution of this Transition Agreement nor the payment of money shall constitute or be construed as an admission of any liability to, or the validity of, any claims whatsoever.
F.	CTS regards the terms of this Transition Agreement as confidential and therefore the terms shall not be disclosed by you or your legal counsel to any third party outside your immediate family, without the prior authorization of CTS.
G.	The parties intend for this Transition Agreement and Attachment 1 hereto to serve as a final expression of this contract and as a complete and exclusive statement of the terms hereof. This Transition Agreement supersedes any prior written or verbal contracts, agreements, or letters of intent or understanding between you and CTS executed prior to the execution date hereof to the extent any such agreement is inconsistent with the terms hereof.
H.	The parties agree that in the event a court of competent jurisdiction determines that the character, duration or scope of any provision of this Transition Agreement is unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent the court deems reasonable or enforceable and the provision shall remain in effect as limited by the court. In the event that such a court determines that any provision is wholly unenforceable, the

Mr. Anthony Urban
June 26, 2015

provision shall be deemed severed from this Transition Agreement and the other provisions shall remain in full force and effect.

8.	Representations and Warranties
In consideration of CTS' willingness to enter into this Transition Agreement, you hereby make the following representations and warranties to CTS:
A.	You have been provided a reasonable time of at least twenty-one (21) days to consider whether or not to sign this Transition Agreement.
B.	You are aware, by signing this Transition Agreement, which includes a general release, you are giving up rights to initiate a lawsuit or other legal proceeding.
C.	You understand and agree that by signing this Transition Agreement, you are specifically waiving your rights to make any claims, or initiate any proceedings, against the Releasees under Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act and similar state and local anti-discrimination laws.
D.	There are no promises or representations except those contained in this Transition Agreement which have been made to you in connection with this subject.
E.	You have read and understand each and every provision of this Agreement.
F.	You acknowledge and agree that the release contained herein is an essential and material term of this Transition Agreement.
Please review this Transition Agreement carefully.  If you are in agreement with its provisions, please signify your acceptance by signing and dating both copies of this letter in the space provided below and return one copy to Kieran O’Sullivan, in accordance with Section 3 of this Agreement.

Very truly yours,

/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel & Secretary

EMPLOYEE ACKNOWLEDGMENT AND ACCEPTANCE
OF TRANSITION AGREEMENT
I have carefully read and reviewed the foregoing Transition Agreement, acknowledge its contents, and agree to be bound by its terms, including the release of claims set forth in the Agreement.  I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against each and all of the Releasees.
I have been given sufficient time of at least twenty-one (21) days to decide whether to sign this Transition Agreement and, in the event that I have executed this Agreement sooner, I have done so voluntarily.  I have consulted with my private attorney concerning the terms and effect of the Agreement and concerning my rights or have waived my right to do so.
I understand that I have seven (7) days from the date of my signature below to revoke my acceptance of this Transition Agreement, thereby canceling it.  If I do not revoke my acceptance, this Transition Agreement will become effective and enforceable on the date that is seven (7) days from the date of my signature, as indicated below.

/s/ Anthony Urban
Anthony Urban

July 1, 2015
Date of Execution of Agreement